Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2023 RESULTS
HILLIARD, Ohio – (May 18, 2023) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the fourth quarter and fiscal year ended March 31, 2023.
Fourth Quarter Fiscal 2023 Results
•Net sales decreased 8.9% to $617.6 million
•Net income increased 83.1% to $86.3 million
•Adjusted EBITDA (Non-GAAP) increased 2.1% to $172.0 million
Fiscal 2023 Results
•Net sales increased 10.9% to $3,071.1 million
•Net income increased 85.9% to $511.4 million
•Diluted net income per share of $6.08
•Adjusted EBITDA (Non-GAAP) increased 33.7% to $904.0 million
•Cash provided by operating activities increased $432.9 million to $707.8 million
•Free cash flow (Non-GAAP) increased $415.1 million to $540.9 million

Scott Barbour, President and Chief Executive Officer of ADS commented, "Fiscal 2023 was ADS’ sixth consecutive year of record revenue and profitability. Net sales grew 11% to $3.1 billion and Adjusted EBITDA increased 34% to $904 million, resulting in an Adjusted EBITDA margin of 29.4%. Over the last six years, net sales and Adjusted EBITDA have increased at a compound annual growth rate of 16% and 29%, respectively. These results are the product of ADS’ strong business model and long-term strategies to drive above-market results and expand profitability, as both ADS and Infiltrator executed these strategies well in a dynamic macroeconomic environment. We are very proud of this year’s achievements, and we remain focused on our key growth strategies as well as the Fiscal 2025 Adjusted EBITDA margin target presented at our investor day in March 2022."

"The fourth quarter net sales and Adjusted EBITDA results came in above our guidance for the full year, despite overlapping demand weakness in our core non-residential and residential end markets. We had an excellent quarter from a profitability standpoint, and Adjusted EBITDA margin increased to a new fourth quarter record of 27.8%, 300 basis points above the prior year. Favorable pricing as well as favorable material and transportation costs offset inflationary cost pressure, lower Infiltrator volume and lower fixed cost absorption from lower production over the last two quarters."

"The need for water management solutions remains highly relevant despite the short-term weakness in market demand. We are actively engaging with communities that are improving standards for stormwater and onsite septic wastewater management, staying true to our brand promise to protect and manage water, the world’s most precious resource, safeguarding our environment and communities. Last October, we broke ground on our world-class Engineering & Technology Center to expand our efforts to bring new products, materials and technology to our markets. As one of the largest plastic recyclers in North America, we remain committed to finding innovative ways to increase the use of recycled plastics, thereby improving the circularity of the plastics economy. Importantly, we are being recognized for our impact, effort and value proposition as companies continue to choose our products for water management in large-scale development projects."

Barbour concluded, "In the coming year, the ADS and Infiltrator businesses will be subject to the challenging economic fundamentals currently underlying the residential and non-residential markets. The actions we took in the fiscal fourth quarter to reduce manufacturing and transportation costs were implemented successfully and are reflected in our Fiscal 2024 guidance. We will continue to work cost levers in order to maintain our profitability commitments while also managing our overall network and capital investments so that we are in a favorable position as the market rebounds. We will focus on growth opportunities in the Infrastructure and Agriculture markets, onshoring projects, and market penetration opportunities for products such as our HP pipe, Allied products, onsite septic tanks and active onsite treatment products to drive above market growth through our proven go to market capabilities."

Fourth Quarter Fiscal 2023 Results
Net sales decreased $60.6 million, or 8.9%, to $617.6 million, as compared to $678.2 million in the prior year quarter. Domestic pipe sales decreased $39.3 million, or 9.9%, to $357.4 million. Domestic allied products & other sales increased $1.0 million, or 0.7%, to $150.2 million. Infiltrator sales decreased $27.9 million, or 21.3%, to $102.7 million. These decreases were primarily driven by demand in the U.S. construction end markets. International sales decreased $4.8 million, or 12.1%, to $35.1 million.
Gross profit increased $32.2 million, or 16.9%, to $222.4 million as compared to $190.2 million in the prior year. The increase in gross profit is primarily due to the favorable pricing on pipe, onsite septic and allied products as well as favorable material cost. This increase was partially offset by a decrease in volume, inflationary cost pressures and higher manufacturing costs. In addition, the Company recorded $19.2 million of non-cash, stock-based compensation expense in Cost of goods sold - ESOP acceleration expense in the quarter ended March 31, 2022, as described below under the heading "Employee Stock Ownership Plan (ESOP)".
Adjusted EBITDA (Non-GAAP) increased $3.5 million, or 2.1%, to $172.0 million, as compared to $168.5 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 27.8% as compared to 24.8% in the prior year.
Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Fiscal Year 2023 Results
Net sales increased $301.8 million, or 10.9%, to $3,071.1 million, as compared to $2,769.3 million in the prior year. Domestic pipe sales increased $203.7 million, or 13.1%, to $1,759.0 million. Domestic allied products & other sales increased $131.0 million, or 23.0%, to $700.3 million. Infiltrator sales decreased $28.3 million, or 5.1%, to $523.6 million. These increases were driven by growth in both the U.S. construction and agriculture end markets. International sales increased $14.3 million, or 6.4%, to $239.1 million, driven by growth in the Canada, Mexican and Exports businesses.
Gross profit increased $318.0 million, or 39.7%, to $1,118.4 million as compared to $800.4 million in the prior year. The increase in gross profit is primarily due to the favorable pricing on pipe, onsite septic and allied products as well as favorable material cost. This increase was partially offset by a decrease in volume, inflationary cost pressures and higher manufacturing costs.
Adjusted EBITDA (Non-GAAP) increased $227.9 million, or 33.7%, to $904.0 million, as compared to $676.0 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 29.4% as compared to 24.4% in the prior year.

Employee Stock Ownership Plan (ESOP)

On February 2, 2022, the ADS Board of Directors passed a resolution authorizing a $0.3 million Company cash contribution to the ESOP for the ESOP to repay the remaining balance of its ESOP loan on March 31, 2022, one year ahead of the ESOP loan’s March 31, 2023 maturity date. Effective March 31, 2022, the remaining balance on the Company's ESOP loan was repaid in full, and the remaining shares of unallocated preferred stock were allocated to participants of the ESOP. In April 2022, the 15.6 million shares of preferred stock outstanding converted to 12.0 million shares of common stock, resulting in $19.2 million of additional non-cash, stock-based compensation expense recorded in Cost of goods sold - ESOP acceleration and $11.3 million of additional non-cash, stock-based compensation expense recorded in Selling, general and administrative - ESOP acceleration in the fourth quarter and fiscal year ended March 31, 2022.

For additional information on the Company's ESOP, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2022, and other reports filed by the Company with the SEC.
Balance Sheet and Liquidity
Net cash provided by operating activities was $707.8 million, as compared to $274.9 million in the prior year. Free cash flow (Non-GAAP) was $540.9 million, as compared to $125.8 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $1,107.8 million as of March 31, 2023, an increase of $183.3 million from March 31, 2022.
ADS had total liquidity of $807 million, comprised of cash of $217 million as of March 31, 2023 and $590 million of availability under committed credit facilities. As of March 31, 2023, the Company’s leverage ratio was 1.2 times.
In the twelve months ended March 31, 2023, the Company repurchased 6.1 million shares of its common stock for a total cost of $575.0 million. As of March 31, 2023, the Company has $425.0 million remaining under its new share repurchase authorization.

Fiscal Year 2024 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company issued the following targets for fiscal 2024. Net sales are expected to be in the range of $2.600 billion to $2.800 billion. Adjusted EBITDA is expected to be in the range of $725 to $825 million. Capital expenditures are expected to be in the range of $200 million to $225 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://www.netroadshow.com/events/login?show=6e72ba98&confId=49403. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS provides superior drainage solutions for use in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture. ADS delivers tremendous service to its customers with the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. ADS is the largest plastic recycling company in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; cybersecurity risks; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Mike.Higgins@ads-pipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(In thousands, except per share data)	2023	2022	2023	2022
Net sales	$617,559	$678,187	$3,071,121	$2,769,315
Cost of goods sold	395,138	468,777	1,952,713	1,949,750
Cost of goods sold - ESOP acceleration	—	19,181	—	19,181
Gross profit	222,421	190,229	1,118,408	800,384
Operating expenses:
Selling, general and administrative	78,409	79,609	339,504	309,840
Selling, general and administrative - ESOP acceleration	—	11,254	—	11,254
Loss on disposal of assets and costs from exit and disposal activities	4,544	844	4,397	3,398
Intangible amortization	13,837	17,745	55,197	63,974
Income from operations	125,631	80,777	719,310	411,918
Other expense:
Interest expense	20,848	8,450	70,182	33,550
Derivative gains and other income, net	(2,340)	(2,352)	(7,972)	(5,143)
Income before income taxes	107,123	74,679	657,100	383,511
Income tax expense	21,948	28,008	150,589	110,071
Equity in net income of unconsolidated affiliates	(1,137)	(458)	(4,842)	(1,586)
Net income	86,312	47,129	511,353	275,026
Less: net income attributable to noncontrolling interest	419	822	4,267	3,695
Net income attributable to ADS	85,893	46,307	507,086	271,331
Dividends to participating securities	—	(1,307)	—	(5,940)
Net income available to common stockholders and participating securities	85,893	45,000	507,086	265,391
Undistributed income allocated to participating securities	—	(5,279)	—	(35,859)
Net income available to common stockholders	$85,893	$39,721	$507,086	$229,532

Weighted average common shares outstanding:
Basic	80,554	71,855	82,315	71,276
Diluted	81,379	73,414	83,336	72,911
Net income per share:
Basic	$1.07	$0.55	$6.16	$3.22
Diluted	$1.06	$0.54	$6.08	$3.15
Cash dividends declared per share	$0.12	$0.11	$0.48	$0.44

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	March 31, 2023	March 31, 2022
ASSETS
Current assets:
Cash	$217,128	$20,125
Receivables, net	306,945	341,753
Inventories	463,994	494,324
Other current assets	29,422	15,696
Total current assets	1,017,489	871,898
Property, plant and equipment, net	733,059	619,383
Other assets:
Goodwill	620,193	610,293
Intangible assets, net	407,627	431,385
Other assets	122,757	116,799
Total assets	$2,901,125	$2,649,758
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$14,693	$19,451
Current maturities of finance lease obligations	8,541	5,089
Accounts payable	210,111	224,986
Other accrued liabilities	142,400	134,877
Accrued income taxes	3,057	6,838
Total current liabilities	378,802	391,241
Long-term debt obligations, net	1,269,391	908,705
Long-term finance lease obligations	32,272	11,393
Deferred tax liabilities	159,056	168,435
Other liabilities	66,744	64,939
Total liabilities	1,906,265	1,544,713
Mezzanine equity:
Redeemable convertible preferred stock	153,220	—
Deferred compensation — unearned ESOP shares	—	195,384
Total mezzanine equity	153,220	195,384
Stockholders’ equity:
Common stock	11,647	11,612
Paid-in capital	1,134,864	1,065,628
Common stock in treasury, at cost	(920,999)	(318,691)
Accumulated other comprehensive loss	(27,580)	(24,386)
Retained earnings	626,215	158,876
Total ADS stockholders’ equity	824,147	893,039
Noncontrolling interest in subsidiaries	17,493	16,622
Total stockholders’ equity	841,640	909,661
Total liabilities, mezzanine equity and stockholders’ equity	$2,901,125	$2,649,758

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2023	2022
Cash Flow from Operating Activities
Net income	$511,353	$275,026
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145,149	141,808
Deferred income taxes	(9,855)	2,175
Loss on disposal of assets and costs from exit and disposal activities	4,397	3,398
ESOP and stock-based compensation	21,659	77,559
ESOP acceleration	—	30,435
Amortization of deferred financing charges	1,419	382
Fair market value adjustments to derivatives	3,639	(1,392)
Equity in net income of unconsolidated affiliates	(4,842)	(1,586)
Other operating activities	1,513	(11,679)
Changes in working capital:
Receivables	37,487	(96,990)
Inventories	30,224	(189,715)
Prepaid expenses and other current assets	(5,296)	(4,642)
Accounts payable, accrued expenses and other liabilities	(29,037)	50,109
Net cash provided by operating activities	707,810	274,888
Cash Flows from Investing Activities
Capital expenditures	(166,913)	(149,083)
Acquisition, net of cash acquired	(48,010)	(49,309)
Other investing activities	446	(441)
Net cash used in investing activities	(214,477)	(198,833)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(7,000)	(7,000)
Proceeds from Revolving Credit Agreement	26,200	332,200
Payments on Revolving Credit Agreement	(140,500)	(217,900)
Proceeds from Amended Revolving Credit Agreement	97,000	—
Payments on Amended Revolving Credit Agreement	(97,000)	—
Proceeds from Senior Notes due 2030	500,000	—
Debt issuance costs	(11,575)	—
Proceeds from Equipment Financing	—	35,963
Payments on Equipment Financing	(12,532)	(4,715)
Payments on finance lease obligations	(7,686)	(50,447)
Repurchase of common stock	(575,027)	(292,000)
Cash dividends paid	(39,612)	(37,023)
Dividends paid to noncontrolling interest holder	(5,323)	(1,471)
Proceeds from option exercises	5,700	4,574
Payment of withholding taxes on vesting of restricted stock units	(28,663)	(13,063)
Other financing activities	(260)	(186)
Net cash used in financing activities	(296,278)	(251,068)
Effect of exchange rate changes on cash	(52)	129
Net change in cash	197,003	(174,884)
Cash at beginning of year	20,125	195,009
Cash at end of year	$217,128	$20,125

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	March 31, 2023			March 31, 2022
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$357,407	$(10,289)	$347,118	$396,690	$(7,911)	$388,779
Infiltrator Water Technologies	102,723	(15,046)	87,677	130,576	(23,643)	106,933
International
International - Pipe	25,136	(706)	24,430	29,390	(5,646)	23,744
International - Allied Products & Other	9,998	—	9,998	10,569	—	10,569
Total International	35,134	(706)	34,428	39,959	(5,646)	34,313
Allied Products & Other	150,166	(1,830)	148,336	149,121	(959)	148,162
Intersegment Eliminations	(27,871)	27,871	—	(38,159)	38,159	—
Total Consolidated	$617,559	$—	$617,559	$678,187	$—	$678,187

	Fiscal Year Ended
	March 31, 2023			March 31, 2022
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,758,961	$(41,772)	$1,717,189	$1,555,248	$(15,814)	$1,539,434
Infiltrator Water Technologies	523,643	(81,363)	442,280	551,906	(91,406)	460,500
International
International - Pipe	179,898	(19,215)	160,683	171,525	(19,430)	152,095
International - Allied Products & Other	59,170	—	59,170	53,217	—	53,217
Total International	239,068	(19,215)	219,853	224,742	(19,430)	205,312
Allied Products & Other	700,319	(8,520)	691,799	569,352	(5,283)	564,069
Intersegment Eliminations	(150,870)	150,870	—	(131,933)	131,933	—
Total Consolidated	$3,071,121	$—	$3,071,121	$2,769,315	$—	$2,769,315
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2023	2022	2023	2022
Segment adjusted gross profit
Pipe	$111,540	$94,501	$532,551	$353,182
Infiltrator Water Technologies	40,011	53,030	233,580	231,825
International	10,225	9,127	61,681	58,822
Allied Products & Other	82,827	80,028	376,299	284,091
Intersegment Eliminations	595	(1,449)	924	(28)
Total Segment Adjusted Gross Profit	245,198	235,237	1,205,035	927,892
Depreciation and amortization	22,373	18,881	84,048	71,705
ESOP and stock-based compensation expense	404	6,946	2,579	36,622
ESOP acceleration	—	19,181	—	19,181
Total Gross Profit	$222,421	$190,229	$1,118,408	$800,384
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2023	2022	2023	2022
Net income	$86,312	$47,129	$511,353	$275,026
Depreciation and amortization	37,803	38,121	145,149	141,808
Interest expense	20,848	8,450	70,182	33,550
Income tax expense	21,948	28,008	150,589	110,071
EBITDA	166,911	121,708	877,273	560,455
Loss on disposal of assets and costs from exit and disposal activities	4,544	844	4,397	3,398
Stock-based compensation expense	1,747	5,647	21,659	24,158
ESOP compensation expense	—	10,012	—	53,401
ESOP acceleration (a)	—	30,435	—	30,435
Transaction costs (b)	486	517	3,903	3,539
Interest income	(3,840)	(3)	(9,782)	(52)
Other adjustments (c)	2,132	(659)	6,512	708
Adjusted EBITDA	$171,980	$168,501	$903,962	$676,042
a.In the fourth quarter of fiscal 2022, the approximately 0.3 million remaining unallocated shares of Preferred Stock were allocated on March 31, 2022, after repayment of the ESOP loan.
b.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
c.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense (benefit).

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2023	2021
Net cash flow from operating activities	$707,810	$274,888
Capital expenditures	(166,913)	(149,083)
Free cash flow	$540,897	$125,805